                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Internet Security Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        (INTERNET SECURITY SYSTEMS LOGO)

                        Internet Security Systems, Inc.
                               6303 Barfield Road
                               Atlanta, GA 30328

                                 April 10, 2001

           NOTICE OF ANNUAL STOCKHOLDERS MEETING AND PROXY STATEMENT

Dear Stockholder:

     We cordially invite you to attend Internet Security System's annual stockholders meeting. The meeting will be held on Wednesday, May 23, 2001, at 10:00 a.m. at our corporate offices, 6303 Barfield Road, Atlanta, Georgia 30328.

     At the annual meeting, you will be asked to

     - elect two directors to serve a three-year term ending in the year 2004 or until a successor is duly elected and qualified;

     - approve an amendment to our Restated 1995 Stock Incentive Plan to increase by 3,000,000 shares the number of shares available for issuance under the Plan, and to increase to 4% the annual automatic increase of shares available for issuance under the Plan, subject to an annual 2,600,000 share maximum; and

     - consider other business properly brought before the annual meeting or any adjournment.

     These matters are more fully described in the following pages of the Notice of Annual Stockholders Meeting and Proxy Statement. The close of business on April 2, 2001 is the record date for determining stockholders entitled to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices for the ten business days prior to the annual meeting and at the annual meeting.

     PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

                                          Sincerely,

                                          /s/ THOMAS E. NOONAN
                                          Thomas E. Noonan
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

This Notice of Annual Stockholders Meeting and Proxy Statement and the accompanying proxy card are being mailed to our stockholders beginning on or about April 10, 2001.

                        INTERNET SECURITY SYSTEMS, INC.

                                PROXY STATEMENT

                                    CONTENTS


About The Annual Meeting....................................    1

Proposal One
Election of Directors.......................................    2

Proposal Two
Approval of an Amendment to the Restated 1995 Stock
Incentive Plan..............................................    5

Stock Performance Graph.....................................    7

Security Ownership of Management and Principal
  Stockholders..............................................    8

Executive Compensation......................................    9

Compensation Committee Interlocks and Insider
  Participation.............................................   11

Compensation Committee Report on Executive Compensation.....   11

Restated 1995 Stock Incentive Plan Summary of Principal
  Features..................................................   13

Independent Auditors........................................   19

Report of the Audit Committee...............................   20

Certain Relationships and Related Transactions..............   20

Compliance with Section 16(a) of the Securities Exchange Act
  of 1934...................................................   20

Annual Report and Form 10-K.................................   21

Internet Security Systems, Inc. Audit Committee Charter
  (Annex A).................................................  A-1

                        INTERNET SECURITY SYSTEMS, INC.
                                PROXY STATEMENT

ABOUT THE ANNUAL MEETING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Internet Security Systems, Inc., a Delaware corporation, for use at the annual stockholders meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the annual meeting, you will be asked to

     - elect two directors to serve a three-year term ending in the year 2004 or until a successor is duly elected and qualified; and

     - approve an amendment to our Restated 1995 Stock Incentive Plan to increase by 3,000,000 shares the number of shares available for issuance under the Plan, and to increase to 4% the annual automatic increase of shares available for issuance under the Plan, subject to an annual 2,600,000 share maximum.

     We do not know of any other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. By the execution of the enclosed proxy form, you will grant discretionary authority to the persons named in the proxy with respect to such other matters.

VOTING

     On April 2, 2001, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting, 42,931,849 shares of our Common Stock, par value $0.001 per share, were issued and outstanding. We have no other outstanding classes of stock. Each stockholder is entitled to one vote for each share of Common Stock held on April 2, 2001. Stockholders may not cumulate votes in the election of directors.

     The inspector of election appointed for the annual meeting, with the assistance of our transfer agent, will tabulate all votes. Affirmative and negative votes, abstentions and broker non-votes will be separately tabulated. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

     Shares represented by properly signed and returned proxy forms will be voted at the annual meeting in accordance with the instructions specified. If the proxy form does not specify how to vote the shares represented, the proxy will be voted FOR the election of the directors and FOR the amendment to the Restated 1995 Stock Incentive Plan. You may revoke or change your proxy and instructions at any time before the annual meeting by filing with our General Counsel, at our principal executive offices at 6303 Barfield Road, Atlanta, Georgia 30328, a notice of revocation or another signed proxy form with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

SOLICITATION

     We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the Notice of Annual Stockholders Meeting and Proxy Statement, the proxy form and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others, so that they may forward this solicitation material to beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers or employees of the company. No additional compensation will be paid to our directors, officers or employees for such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     We must receive any stockholder proposal that a stockholder intends to present at our 2002 annual meeting no later than December 11, 2001 for it to be included in the proxy statement and proxy form relating to that meeting. Further, for a proposal to be timely under our By-Laws, we must receive proper notice of the stockholder proposal no later than December 11, 2001. A stockholder proposal must comply with the rules and regulations of the Securities and Exchange Commission and all requirements in our By-Laws.

PROPOSAL ONE
ELECTION OF DIRECTORS

GENERAL

     Stockholders will be asked to elect two directors to our Board at the annual meeting to serve a three-year term ending in the year 2004 or until a successor is duly elected and qualified. Robert E. Davoli and Christopher W. Klaus, who are currently directors, have been nominated by the Board to stand for election.

     Our Board currently consists of seven directors. Our Certificate of Incorporation provides for a classified Board consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The class whose term of office expires at the 2001 annual meeting consists of two directors. Each director elected to this class will serve for a term of three years, expiring at the 2004 annual meeting or when a successor has been elected and qualified. The class whose term of office expires at the 2002 annual meeting consists of two directors and the class whose term of office expires at the 2003 annual meeting consists of three directors.

     The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will vote for an alternate nominee designated by the Board to fill the vacancy.

NOMINEES FOR DIRECTOR FOR TERM ENDING AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

     Robert E. Davoli, 52, has served as one of our directors since February 1996. Mr. Davoli has been a general partner of or an advisor to Sigma Partners, a venture capital firm, since January 1995. Mr. Davoli was President and Chief Executive Officer of Epoch Systems, Inc., a client/server storage management provider, from February 1993 to September 1994. From May 1986 through June 1992, Mr. Davoli was the President and Chief Executive Officer of SQL Solutions, a relational database management systems consulting and tools company that he founded and sold to Sybase, Inc. in January 1990. Mr. Davoli also serves as a director of Vignette Corporation, an Internet relationship management software company, Versata, Inc., an e-business software applications and services company, and several privately held companies.

     Christopher W. Klaus, 27, founded Internet Security Systems in April 1994, has served as one of our directors since then, and served as President until August 1995 and as Chief Executive Officer until November 1996. Mr. Klaus continues to serve as Chief Technology Officer and as a director. Prior to founding the company, Mr. Klaus developed a shareware version of Internet Scanner while attending the Georgia Institute of Technology.

VOTE REQUIRED

     The two nominees receiving the most affirmative votes of the shares present or represented by proxy and entitled to vote at the annual meeting will be elected directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS FOR TERM ENDING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Richard S. Bodman, 62, has served as one of our directors since July 1997. Since May 1996, Mr. Bodman has served as President of Venture Management Services, Inc., an independent company that manages equity funds and investments, including those of AT&T Ventures. From August 1990 to May 1996, Mr. Bodman served as Senior Vice President for Strategy and Development for AT&T as a member of AT&T's Management Executive Committee, and as Lead Director of Sandia National Laboratories. From March 1985 to July 1990, he served as President of Washington National Investment Corp. From June 1978 to December 1984, he served as Senior Vice President and CFO of Communications Satellite Corp., as President and CEO of Comsat General Corporation and as President of Satellite Television Corp. From June 1973 to May 1978, he held several management positions at E.I. DuPont de Nemours, Inc. From April 1971 to May 1973, he served in the U.S. Government as Assistant Director of the Office of Management and Budget in the Executive Office of the President and as Assistant Secretary of the U.S. Department of the Interior. From 1967 to 1971, he was a partner of the international public accounting firm of Touche Ross & Co. Mr. Bodman is also a director of TYCO International, Inc., Young & Rubicam Inc. and several privately held companies.

     Kevin J. O'Connor, 40, has served as one of our directors since October 1995. Mr. O'Connor has been the Chairman of DoubleClick Inc., a provider of Internet advertising services, since January 1996 and was also the Chief Executive Officer until June 2000. Mr. O'Connor is also a director of 1-800-FLOWERS.com, an e-commerce provider of floral products and gifts, gourmet foods and home and garden merchandise. From September 1994 to December 1995, Mr. O'Connor served as Director of Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President of Research. From its inception in May 1983 until its sale in April 1992, Mr. O'Connor served as Vice President of Research of Intercomputer Communications Corp., a software development company.

CONTINUING DIRECTORS FOR TERM ENDING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

     Thomas E. Noonan, 40, has served as our President and as a director since August 1995 and as our Chief Executive Officer and Chairman of the Board since November 1996. Prior to joining us, from October 1994 to August 1995, Mr. Noonan served as Vice President, Sales and Business Development for TSI International, an electronic commerce company, then owned by Warburg Pincus and Dun & Bradstreet. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software. Prior to 1989, Mr. Noonan co-founded Actuation Electronics, a motion control company for precision applications, and founded Leapfrog Technologies, an object-oriented software development tools company for networked applications. Mr. Noonan is also a director of Manhattan Associates, Inc., a provider of technology-based solutions to improve supply chain effectiveness and efficiencies.

     Sam Nunn, 62, has served as one of our directors since October 1999, and an advisor to us since February 1998. Mr. Nunn has been a senior partner in the Atlanta law firm of King & Spalding since January 1997. Previously, he served in the United States Senate for four terms starting in 1972. During his tenure in the Senate, he served as chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. Mr. Nunn is also a director of The Coca-Cola Company, Community Health Systems, Inc., Dell Computer Corporation, General Electric Company, National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco, Inc. and Total System Services, Inc., and several privately held companies. He also serves as

Chairman of the Board of the Center for Strategic and International Studies
(CSIS), a Washington, D.C. think tank.

     David N. Strohm, 52, has served as one of our directors since February 1996. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group, and has been a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm is also a director of DoubleClick, Inc., Switchboard, Inc., an Internet-based local merchant networking company, Legato Systems, Inc., a data storage management software company, and several privately held companies.

BOARD AND COMMITTEE MEETINGS

     Our Board held five meetings during fiscal 2000. We have an Audit Committee and a Compensation Committee. The Audit Committee held four meetings during the 2000 fiscal year and the Compensation Committee held seven meetings during the 2000 fiscal year. Each Board member attended or participated in at least 75% of the total number of meetings of the Board and the committees on which the member served.

AUDIT COMMITTEE

     The Audit Committee of our Board consists of three directors, Messrs. Bodman, Davoli and Nunn. The Audit Committee has a written charter, which is attached as Annex A. The Audit Committee is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls.

COMPENSATION COMMITTEE

     The Compensation Committee of our Board consists of three directors, Messrs. Davoli, O'Connor and Strohm, and is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The Compensation Committee also has authority to administer the Restated 1995 Stock Incentive Plan and to make option grants thereunder.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for their reasonable expenses in connection with attending Board meetings, but do not receive annual retainers or meeting fees.

     Under the current Automatic Option Grant Program of the Restated 1995 Stock Incentive Plan, each individual who first joins the Board as a non-employee director receives an option to purchase 25,000 shares of Common Stock on the date he or she is first elected or appointed to the Board, provided he or she has not previously been our employee. In addition, immediately after each annual stockholders meeting, each non-employee director receives an additional option to purchase 2,500 shares of Common Stock.

     Each option grant is at an exercise price per share equal to the fair market value per share of Common Stock on the grant date and has a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each option is immediately exercisable. Any shares purchased upon exercise of the option are subject to repurchase by us if the optionee's service as a non-employee Board member ceases prior to vesting in the shares. The initial 25,000 grant vests in four equal successive annual installments over an optionee's period of Board service. Each annual 2,500 share grant vests upon the optionee's completion of one year of Board service after the grant date. The shares subject to each automatic grant immediately vest upon certain changes in the ownership or control of the company or upon the death of the optionee while serving as a Board member.

PROPOSAL TWO
APPROVAL OF AN AMENDMENT TO THE RESTATED 1995 STOCK INCENTIVE PLAN

Description of the Amendment

     We are asking you to approve an amendment to the Restated 1995 Incentive Stock Plan to increase by 3,000,000 shares the number of shares available for issuance under the Plan, and to increase to 4% the annual automatic increase of shares available for issuance under the Plan, subject to an annual 2,600,000 share maximum.

     At January 2, 2001, the Company had available for future grant 1,667,496 shares under the plan with no additional shares to be added to the Plan until January 2, 2002. On the first trading day in January of each year, the shares available for option grants under the Plan are increased by 3% of the Company's Common Stock outstanding on the last trading day of the preceding year, subject to an annual maximum increase of 2,000,000 shares. This feature extends through the term of the Plan, which expires in 2005. Options outstanding upon expiration of the Plan remain effective for the term of the option, which is normally ten years.

REASONS FOR THE AMENDMENT

     For the reasons stated below, the Board approved on March 19, 2001 an amendment to the Plan.

     We have had significant employee growth and find ourselves with a challenge. The challenge of retaining existing employees with subsequent option grants, in a very different marketplace, while at the same time recruiting new employees with initial option grants for new and replacement positions. The dramatic overall stock market adjustments over the last twelve months, unrelated to the specific performance of ISS, requires that we use stock option grants to retain existing employees, especially those hired over the last two years when stock prices were at much higher multiples of financial performance. All of our grants after September 1999, representing 45% of all shares under outstanding option grants, are at exercise prices that are more than 40% higher than our stock price at March 16, 2001. These encompassed both new employees and subsequent grants to existing employees as they approach the latter periods of vesting on their prior grants.

     We have the opportunity to grant additional options, assuming approval of this proposal, and still have our program well within the midrange of industry benchmarks. We used two surveys to obtain relevant information about the industry in which we compete for employees. The first is industry specific, a survey provided by Ernst & Young ("E&Y") of 22 companies in our SIC code (7372) for the period between April 1, 2000 and March 15, 2001. The second was the 2000 Stock Plan Design and Administration Survey ("SPDAS"), presented by the National Association of Stock Plan Professionals and PricewaterhouseCoopers, LLP. The SPDAS was conducted in August 2000 and included 113 companies in high technology industries encompassing BioTechnology/Life Sciences, Computer Software and Services, High Technology Manufacturing and Telecommunications industries.

     The surveys used two percentages to measure the use of stock options as a component of employee compensation. The first is "Overhang," which measures the overall level of stock options relative to a company's common stock capitalization. It is calculated as the sum of outstanding grants and authorized plan shares not yet granted divided by common stock capitalization. The second percentage is "Run Rate," which is the annual use of stock options. It is calculated by dividing the plan shares granted in the most recent year by common stock capitalization. For common stock capitalization, SPDAS used total shares outstanding; and

E&Y used total shares plus outstanding grants and authorized plan shares not yet granted. The measurements in these two studies along with our comparable measurement at December 31, 2000 are as follows:

                                             OVERHANG   OVERHANG   RUN RATE   RUN RATE
                                               E&Y       SPDAS       E&Y       SPDAS
                                             --------   --------   --------   --------
Percentile:
25(th).....................................    13.4%        --       2.2%        --
50(th).....................................    20.4%      22.7%      4.3%       6.1%
Average....................................    21.5%        --       5.8%        --
75(th).....................................    28.9%      25.4%      8.1%       7.7%
Internet Security Systems..................    14.0%      16.3%      4.6%       5.3%

     The schedule indicates that our Overhang is significantly below the 50(th) percentile for both of these surveys. Also, the Run Rate amounts are within the 50(th) percentile benchmarks. Approval of the increase of 3,000,000 shares under this proposal would increase the Overhang to approximately 20.1% under the E&Y measurement and 23.4% under the SPDAS calculations. Both of these amounts are still below or at these benchmark levels for a technology company like Internet Security Systems, which is acknowledged as a leading global provider of security management solutions. Similarly, raising the annual automatic increase from 3% to 4% will help us remain competitive in future years.

     The shares to be made available under this proposal will also be available for the compensation program of the Chief Executive Officer. On January 11, 2001, the Compensation Committee of the Board approved a compensation plan for Mr. Noonan, which includes grants, over four years, of options to purchase up to 1,000,000 shares of Common Stock. In lieu of additional cash compensation to bring Mr. Noonan's cash compensation to market levels, the Compensation Committee determined that incentive stock compensation would be a better inducement for retention and motivation.

     To implement Mr. Noonan's compensation plan, an option to purchase 250,000 shares was granted on January 11, 2001. In years 2002, 2003 and 2004, additional grants for 62,500 shares will occur automatically each quarter, on the first day of the quarter. The exercise price will be 100% of the fair market value, determined by the closing price on the Nasdaq National Market on the grant date. The options vest 25% per year, measured from the grant date. The last grants, therefore, will vest in 2008.

     A summary of the principal features of the Restated 1995 Incentive Stock Plan, as most recently amended, and other relevant information begins on page 13 of this Proxy Statement.

VOTE REQUIRED

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is required for approval of the amendment to the Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE PLAN.

STOCK PERFORMANCE GRAPH

     The graph depicted below compares the performance of our Common Stock to the Nasdaq Stock Market and the to Nasdaq Computers and Data Processing Services Index.

                                                          ISSX                 NASDAQ C&DPS INDEX            NASDAQ NM INDEX
                                                          ----                 ------------------            ---------------
3/24/98                                                  100.00                      100.00                      100.00
12/31/98                                                 136.22                      140.39                      120.98
12/31/99                                                 352.32                      308.45                      224.52
12/31/00                                                 388.54                      142.71                      136.31

     The graph covers the period from March 24, 1998 (the first day of trading after the company's initial public offering of shares of its Common Stock) to December 31, 2000. The graph assumes that $100 was invested in our Common Stock and each of the indexes on March 24, 1998, and in the Nasdaq Computers and Data Processing Services Index, and that all dividends were reinvested. No cash dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The foregoing graph shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of February 28, 2001. The persons and groups included are (i) all persons who are beneficial owners of five percent or more of our Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation table of the Executive Compensation section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for the following stockholders is c/o Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328.

                                                      SHARES BENEFICIALLY OWNED
                                                      --------------------------
BENEFICIAL OWNER                                       NUMBER      PERCENTAGE(1)
----------------                                      ---------    -------------
Richard S. Bodman(2)................................     30,971           *
Lawrence Costanza(3)................................     25,000           *
Robert E. Davoli(4).................................    162,500           *
Mark Hangen.........................................         --           *
Christopher W. Klaus................................  5,279,500        12.3%
Richard Macchia(5)..................................    178,000           *
Thomas E. Noonan(6).................................  2,301,762         5.4
Sam Nunn(7).........................................     74,100           *
Kevin J. O'Connor(8)................................     98,766           *
David N. Strohm(9)..................................     97,500           *
Kenneth Walters.....................................         --           *
All directors and executive officers as a group (14
  persons)(10)......................................  8,351,449        19.5
Massachusetts Financial Services Company(11)........  4,604,154        10.8
  500 Boylston Street, Boston, MA 02116
Munder Capital Management(12).......................  2,381,390         5.6
  480 Pierce Street, Suite 300, Birmingham, MI 48009
Putnam Investments, LLC(13).........................  3,514,932         8.2
  One Post Office Square, Boston, MA 02109

------------

  *  Indicates less than 1%.

 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following February 28, 2001, are deemed outstanding. However, shares subject to options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes options for 10,000 shares of Common Stock.

 (3) Consists of options for 25,000 shares of Common Stock.

 (4) Includes options for 45,000 shares of Common Stock.

 (5) Includes options for 157,000 shares of Common Stock.

 (6) Includes 205,785 shares held in family trusts and options for 180,000 shares of Common Stock.

 (7) Includes options for 70,000 shares of Common Stock.

 (8) Includes options for 45,000 shares of Common Stock.

 (9) Includes 90,000 shares held in a family trust and options for 5,000 shares of Common Stock.

(10) Includes options for 635,250 shares of Common Stock.

(11) Based solely on information provided by Massachusetts Financial Services Co. on its Schedule 13G filed March 6, 2001 with the Securities and Exchange Commission.

(12) Based solely on information provided by Munder Capital Management on its
     Schedule 13G filed February 14, 2001 with the Securities and Exchange Commission.

(13) Based solely on information provided by Putnam Investments, LLC on its
     Schedule 13G filed February 20, 2001 with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the "Named Officers") whose salary and bonus for the 2000 fiscal year was in excess of $100,000.

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          -------------
                                                                          ANNUAL           SECURITIES
                                                                       COMPENSATION        UNDERLYING
                                                                    -------------------   OPTIONS/SARS
              NAME AND PRINCIPAL POSITION(S)                 YEAR    SALARY     BONUS     (# OF SHARES)
              ------------------------------                 ----   --------   --------   -------------
Thomas E. Noonan...........................................  2000   $200,000   $149,480           --
  Chief Executive Officer, President and                     1999   $196,875   $ 18,500           --
  Chairman of the Board                                      1998   $185,486   $ 95,000      240,000
Mark Hangen................................................  2000   $314,808   $144,304           --
  President and General Manager of                           1999         --         --      400,000
  Managed Security Services                                  1998         --         --           --
Kenneth Walters............................................  2000   $175,000   $ 94,563      300,000
  President and General Manager of                           1999         --         --           --
  Enterprise Solutions (1)                                   1998         --         --           --
Richard Macchia............................................  2000   $190,333   $109,765       75,000
  Vice President and Chief Financial Officer                 1999   $142,000   $ 32,890           --
                                                             1998   $135,000   $ 35,320           --
Lawrence Costanza..........................................  2000   $110,384   $179,576      275,000
  Vice President North America Operations (2)                1999         --         --           --
                                                             1998         --         --           --

------------
(1) Mr. Walters joined the company in July 2000.
(2) Mr. Costanza joined the company in July 2000.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     We have entered into letter agreements with Messrs. Hangen, Walters and Costanza. Each of the agreements provide for employment at-will and contain standard salary and bonus provisions. Each agreement also provides for an extension of the vesting of share options, granted upon the commencement of the executives' employment, for a period of one year after termination of the executive by us, if the termination is without cause. In the agreement with Mr. Walters, we agreed to loan to him $100,000 for a period of up to one year, which will be forgiven on the one-year anniversary of his employment with us. In addition, if Mr. Walters is terminated without cause, we will continue to pay his base salary for a period of six months after such termination date. The agreement with Mr. Costanza provides for the accelerated vesting of his share options upon a change in control of the company and subsequent termination of his employment without cause, if such termination is within twelve months after such change in control. The executives have agreed to standard confidentiality and nonsolicitation provisions.

     We have not entered into any formal employment agreements with Messrs. Noonan or Macchia. However, the Compensation Committee of our Board, as administrator of the Restated 1995 Stock Incentive Plan, has exclusive authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by executive officers and other employees or any unvested share issuances held by them, in connection with certain changes in control or the subsequent termination of their employment following the change in control event.

STOCK OPTION GRANTS

     The following table contains information concerning the stock options granted to the Named Officers during the 2000 fiscal year. All the grants were made under the Restated 1995 Stock Incentive Plan.

                           OPTION GRANTS IN 2000 (1)

                                     NUMBER                                                       POTENTIAL REALIZABLE VALUE AT
                                       OF       % OF TOTAL                                           ASSUMED ANNUAL RATES OF
                                   SECURITIES    OPTIONS                                          STOCK PRICE APPRECIATION FOR
                                   UNDERLYING   GRANTED TO   EXERCISE     MARKET                         OPTION TERM (2)
                                    OPTIONS     EMPLOYEES    PRICE PER   PRICE PER   EXPIRATION   -----------------------------
NAME                                GRANTED      IN 2000       SHARE       SHARE        DATE           5%              10%
----                               ----------   ----------   ---------   ---------   ----------   -------------   -------------
Thomas E. Noonan.................        --          --           --          --           --               --              --
Mark Hangen......................        --          --           --          --           --               --              --
Kenneth Walters (3)..............   300,000        13.3%      $71.63      $71.63      7/26/10      $13,514,317     $34,247,932
Richard Macchia (4)..............    75,000         3.3%      $63.94      $63.94      1/31/10      $ 3,015,864     $ 7,642,792
Lawrence Costanza (5)............   275,000        12.2%      $58.94      $58.94      8/17/10      $10,193,438     $25,832,175

------------

(1) Under our Restated 1995 Incentive Stock Plan, unvested options terminate if the individual ceases to be employed by us prior to full vesting. If we are acquired by merger, consolidation or asset sale, the vesting of the option shares will accelerate and all options will vest in full unless the successor assumes the options. In the event that the successor assumes these options, if within 12 months following the acquisition, the individual's position is reduced to a lesser position or the individual's employment is involuntarily terminated, the vesting of the option shares will accelerate in part so that the next annual installment of option shares scheduled to vest will immediately vest and, to the extent the individual continues in our service, each installment of option shares scheduled to vest thereafter will vest on each subsequent anniversary of the acceleration date. Each option expires on the earlier of ten years from the date of grant or termination of the individual's employment with us. All options were granted at fair market value as determined by the Board on the date of grant.

(2) Future value assumes appreciation in the market value of the Common Stock of 5% and 10% per year over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission and does not represent our estimate or projection of the future value of the Common Stock. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(3) Of these options granted, 200,000 will vest 25% per year over a four-year period measured from the grant date, and 100,000 will vest five years from the grant date, but are subject to accelerated vesting based upon our achieving specified average quarterly stock prices.

(4) These options vest 50% on the third anniversary and 50% on the fourth anniversary of the grant date.

(5) Of these options, 75,000 vested on October 1, 2000, and the remaining 200,000 will vest 25% per year over a four-year period measured from the grant date.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information about options exercises during the 2000 fiscal year and unexercised options held by the Named Officers at the end of the fiscal year.

           AGGREGATE 2000 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                          SHARES                   OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                                         ACQUIRED                         2000 (1)              AT DECEMBER 31, 2000 (2)
                                            ON        VALUE      ---------------------------   ---------------------------
NAME                                     EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                     --------   ----------   -----------   -------------   -----------   -------------
Thomas E. Noonan (3)...................       --            --     180,000         60,000      $10,272,600    $4,099,040
Mark Hangen (4)........................   10,000    $  422,813      75,000        315,000      $ 2,248,800    $9,444,960
Kenneth Walters (5)....................       --            --          --        300,000               --    $2,057,700
Richard Macchia (6)....................   35,000    $3,010,770     172,000         75,000      $12,897,248    $1,090,500
Lawrence Costanza (7)..................       --            --      75,000        200,000      $ 1,465,800    $3,908,800

------------

(1) Under our Restated 1995 Incentive Stock Plan, unvested options terminate if the individual ceases to be employed by us prior to full vesting. If we are acquired by merger, consolidation or asset sale, the vesting of the option shares will accelerate and all options will vest in full unless the successor assumes the options. In the event that the successor assumes these options, if within 12 months following the acquisition, the individual's position is reduced to a lesser position or the individual's employment is involuntarily terminated, the vesting of the option shares will accelerate in part so that the next annual installment of option shares scheduled to vest will immediately vest and, to the extent the individual continues in our service, each installment of option shares scheduled to vest thereafter will vest on each subsequent anniversary of the acceleration date. Each option expires on the earlier of ten years from the date of grant or termination of the individual's employment with us. All options were granted at fair market value as determined by the Board on the date of grant.

(2) Value is determined by subtracting the exercise price from the closing price per share of the Common Stock on the Nasdaq National Market on December 31, 2000 ($78.48 per share).

(3) An option for 200,000 shares is exercisable in its entirety on March 12, 2004, subject to acceleration based upon achievement of prescribed revenue levels. Based upon our 2000 revenues, the option became exercisable for 50,000 additional shares on December 31, 2000, bringing the total vested and immediately exercisable to 150,000. An option for 40,000 shares is exercisable in its entirety on March 12, 2003, subject to acceleration based upon achievement of prescribed revenue levels. Based upon our 2000 revenues, the option became exercisable for 10,000 additional shares on December 31, 2000, bringing the total vested and immediately exercisable to 30,000.

(4) An option for 300,000 shares vests 25% per year over a four-year period measured from the grant date and has vested with respect to the 75,000 shares stated in the table. An option for 100,000 shares vests in its entirety on December 14, 2005, subject to acceleration based upon our achieving specified average quarterly stock prices. Based on our quarterly stock prices during fiscal 2000, the option became exercisable, and was exercised, for 10,000 shares.

(5) These options vest 25% per year over a four-year period measured from the grant date, which was July 27, 2000.

(6) The exercisable options include options to purchase 62,500 shares, which are subject to repurchase by the company at the exercise price upon the optionee's termination of employment prior to vesting in the shares on December 29, 2001. The options to purchase 75,000 shares vest 50% on the third anniversary and 50% on the fourth anniversary of the grant date, which was February 1, 2000.

(7) Of these options, 75,000 vested at October 1, 2000, and the remainder vest 25% per year over a four-year period measured from the grant date, which was August 18, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2000, the Compensation Committee was comprised of Messrs. Davoli, O'Connor and Strohm. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for these individuals. The Compensation Committee also has the exclusive authority to make discretionary option grants to our executive officers under the Restated 1995 Stock Incentive Plan.

     The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. Internet Security Systems is engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to the individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide our executive officers with compensation opportunities that are based upon personal performance, the financial performance of Internet Security Systems and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to our achievement of annual financial performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will depend upon our financial performance and stock price appreciation rather than base salary.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2000 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer generally reflects the salary levels for comparable positions in the published surveys, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

     Annual Incentives. The Chief Executive Officer was eligible for quarterly and annual incentive bonuses based on a percentage of his base pay (approximately 50% of base salary for the 2000 Fiscal Year) adjusted to reflect the actual financial performance of ISS in comparison to our business plan, and additional bonuses based on ISS attaining certain sales targets. The other executive officers were also awarded incentive compensation based on achievement of sales quotas or bonuses equal to a percentage of base salary on the basis of our performance and attainment of individual goals. Based on our performance for the 2000 fiscal year, bonuses were awarded to the Named Officers in the amounts indicated in the Summary Compensation Table.

     Long Term Incentives. Stock option grants are made periodically by the Compensation Committee to each of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage ISS from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Options generally vest over a four-year period or are linked to various performance objectives. Vesting is contingent upon the officer's continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of option grants to executive officers, including the Chief Executive Officer, are set by the Compensation Committee at a level that is intended to create a long-term performance and retention incentive, and a meaningful opportunity for stock ownership based upon the individual's current position with ISS. Option grants are also intended to reflect the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. In setting the total compensation payable to our Chief Executive Officer for the 2000 fiscal year, the Compensation Committee sought to make that compensation more competitive with the compensation paid to chief executive officers of other companies, while at the same time assuring that a significant percentage of compensation was tied to our performance and stock price appreciation.

     The Compensation Committee adjusted Mr. Noonan's base salary for the 2000 fiscal year in recognition of his personal performance and with the objective of moving his base salary toward a competitive level when compared with the base salary levels for similarly situated chief executive officers. For 2001 the Compensation Committee determined not to increase Mr. Noonan's salary compensation or performance bonus compensation. Instead, the Compensation Committee has adopted a long-term incentive compensation program for Mr. Noonan, heavily weighted towards the grant of stock options.

     The components of Mr. Noonan's 2000 fiscal year compensation, other than salary, were primarily dependent upon our performance. Mr. Noonan was paid $149,480 in cash bonuses for the 2000 fiscal year.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2000 will exceed that limit. The Restated 1995 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee may reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-term and long-term.

                                          The Compensation Committee:
                                          Robert E. Davoli, Chairman
                                          Kevin J. O'Connor
                                          David N. Strohm

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

RESTATED 1995 STOCK INCENTIVE PLAN SUMMARY OF PRINCIPAL FEATURES

     The following is a summary of the principal features of the Restated 1995 Incentive Stock Plan, as most recently amended. This summary does not, however, purport to be a complete description of all the provisions of the Plan. Any of our stockholders who wishes to obtain a copy of the plan document may do so upon written request to our corporate secretary at 6303 Barfield Road, Atlanta, Georgia 30328.

EQUITY INCENTIVE PROGRAMS

     The Plan consists of three separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, and (iii) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board has exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members. The Board and Compensation Committee have concurrent authority to make option grants and stock issuances under those programs to all other eligible individuals. The Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee Board members.

     The term Plan Administrator, as used in this summary, will mean the Compensation Committee, the Board and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, none of the Compensation Committee, the Board or any secondary committee exercise any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of the program.

SHARE RESERVE

     An aggregate of 9,539,377 shares of Common Stock has been reserved to date for issuance under the Plan. Such share reserve includes the 1,272,448 shares added to the reserve on January 2, 2001 pursuant to the automatic share increase provisions of the Plan. In addition, on the first trading day of each calendar year during the term of the Plan, the number of shares of Common Stock available for issuance under the Plan automatically increases by an amount equal to 3% of the shares of our Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,000,000 shares. An additional 3,000,000 shares of Common Stock will be made immediately available under the Plan and, beginning with the automatic annual increase in January 2002, the automatic annual increase will become 4%, subject to a maximum annual increase of 2,600,000, if Proposal Two is approved.

     No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 600,000 shares of Common Stock in the aggregate per calendar year.

     The shares of Common Stock issuable under the Plan may be drawn from our authorized but unissued shares of Common Stock or from shares of Common Stock reacquired us, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of our Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

     Officers, employees, non-employee Board members and independent consultants in our service or the service of our subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Participation in the Automatic Option Grant Program is limited to non-employee members of the Board.

     As of February 28, 2001, nine executive officers, five non-employee Board members and approximately 1209 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The five non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the Plan will be the closing selling price per share on that date on the National Market of the Nasdaq Stock Market. On April 2, 2001 the fair market value per share determined on such basis was $26.72.

DISCRETIONARY OPTION GRANT PROGRAM

     The Plan Administrator has discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share equal to the fair market value of the shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of 10 years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under those options may be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

     The Plan Administrator also has the authority to cancel any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution thereof, new options covering the same or a different number of shares of Common Stock, but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

STOCK ISSUANCE PROGRAM

     Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

NON-EMPLOYEE DIRECTOR AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, non-employee Board members receive option grants at specified intervals over their period of Board service. All grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of the program.

     Under the Automatic Option Grant Program, the number of shares of Common Stock subject to the initial and annual grants and the vesting period of the annual grants is described below:

          1. Each individual who becomes a non-employee Board member, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of initial election or appointment, a one-time, non-statutory option to purchase 25,000 shares of Common Stock, provided the individual has not previously been in our employ.

          2. On the date of each annual meeting, each individual who is to continue to serve as a non-employee Board member, whether or not standing for re-election at that particular annual meeting, will automatically be granted a non-statutory option to purchase 2,500 shares of Common Stock, provided the individual has served as a non-employee Board member for at least six months. There will be no limit on the number of 2,500-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in our employ will be eligible to receive annual grants.

          3. Each initial and annual option will be immediately exercisable for all of the option shares. However, any shares purchased under the option may repurchased by us, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares of Common Stock subject to the initial option grant will vest in a series of four successive equal annual installments upon the optionee's completion of each successive year of Board service over the four-year period measured from the grant date. The shares of Common Stock subject to each annual option grant will vest upon the optionee's completion of one year of Board service measured from the grant date.

     Each automatic option grant will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the grant date. The option will have a term of 10 years, subject to earlier termination at the end of the 12-month period, measured from the date of the optionee's cessation of Board service.

     Each automatic option will remain exercisable for a 12-month period following the optionee's cessation of service as a Board member. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable post-service exercise period, the option may not be exercised for more than the number of option shares (if any) in which the Board member is vested at the time of his or her cessation of Board service.

     The shares subject to each automatic option grant will immediately vest upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of ISS by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of our outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership

     Each option granted under the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to us in return for a cash distribution from ISS. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to our officers as part of their option grants under the Discretionary Option Grant Program.

     The remaining terms and conditions of each automatic option grant will in general conform to the terms summarized for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

GENERAL PROVISIONS

     Acceleration. If we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. If an option is assumed or replaced in connection with an acquisition and within 12 months following the acquisition the optionee is offered a lesser position or the optionee's service is terminated, whether involuntarily or through a resignation for good reason, then the exercisability of the option will accelerate in part so that the option will become exercisable with respect to the next annual installment of option shares for which the option is otherwise to become exercisable.

     The Plan Administrator has the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of ISS, whether or not those options are assumed or replaced, (ii) upon a hostile change in control ISS effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed 12 months) following an acquisition in which those options are assumed or replaced or otherwise continued in effect upon a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions.

The options granted under the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

     The acceleration of vesting in the event of a change in the ownership or control of ISS may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of ISS.

     Financial Assistance. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

     Special Tax Election. The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

     Amendment and Termination. The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Plan will terminate on the earliest of (i) September 6, 2005, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares, or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of ISS.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences applicable to awards granted under the Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and Plan participants should rely on their own tax counsel for advice regarding federal income tax treatment under the Plan.

     Option Grants. Options granted under the Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to satisfy such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. An optionee is not subject to any federal income tax upon the grant of an incentive option pursuant to the Plan, nor does the grant of an incentive option result in an income tax deduction for ISS. Further, an optionee normally will not recognize income for federal income tax purposes and we normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive option and the related transfer of shares to the optionee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the optionee for the year in which the option is exercised. Thus, the exercise of an incentive option nevertheless may increase an optionee's federal income tax liability as a result of the alternative minimum tax rules of the Code.

     If the shares transferred pursuant to the exercise of an incentive option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the optionee generally will recognize ordinary income equal to the lesser of (1) the excess of the amount realized on the disposition of the shares over the exercise price for the shares or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the optionee's gain over the amount treated as ordinary income on disposition generally will be treated as short or long-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied.

     If the shares transferred upon the exercise of an incentive option are disposed of after the holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. ISS will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

     Non-Statutory Options. An optionee normally recognizes no taxable income upon the grant of a non-statutory option, nor does the grant of a non-statutory option result in an income tax deduction for ISS. An optionee normally will recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the shares purchased over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income. The fair market value of the purchased shares generally will be determined on the date the shares are transferred pursuant to the exercise. However, if the optionee is subject to
Section 16(b) of the Exchange Act of 1934, as amended, the date on which the fair market value of the shares transferred will be determined may be delayed for up to six months if the optionee cannot sell the shares after exercise without subjecting the optionee to a claim under Section 16(b) of the Exchange Act. Alternatively, if the optionee is subject to Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the company at a price not greater than the exercise price upon the optionee's termination of service with us prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report, as and when our repurchase rights lapse, as ordinary income an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under
Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. However, if shares with respect to which a Section 83(b) election is made are later forfeited, no tax deduction is allowable to the recipient for the forfeited shares.

     ISS will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. ISS will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

     Direct Stock Issuances. The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Section 162(m).

ACCOUNTING TREATMENT

     Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, we must disclose in footnotes to our financial statements the fair value of those options and the pro-forma impact those options would have upon our reported earnings if the fair value of those options at the time of grant were treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

     Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

INDEPENDENT AUDITORS

     The Board has appointed the firm of Ernst & Young LLP, our independent public auditors during the 2000 fiscal year, to serve in the same capacity for the year ending December 31, 2001. The Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that a change would be in our best interests and the best interests of our stockholders.

     A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the same fiscal year were $138,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No professional services were rendered or fees billed by Ernst & Young LLP for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to us, other than the audit fees described above, for the fiscal year ended December 31, 2000 were $178,000 of audit related fees and $247,000 of non-audit related fees.

     The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independent auditor's independence.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2000 audit, the Audit Committee has:

     - reviewed and discussed with management our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2000,

     - discussed with Ernst & Young LLP, our independent auditors, the matters required by Statement of Auditing Standards No. 61, and

     - received from and discussed with Ernst & Young LLP the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 regarding their independence.

     Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     The Audit Committee has adopted a charter, a copy of which is attached to this Proxy Statement as Annex A. The members of the Audit Committee have been determined to be independent in accordance with the requirements of Rule 4350(d)(2) of the National Association of Securities Dealers listing requirements.

                                          The Audit Committee:
                                          Richard S. Bodman, Chairman
                                          Robert E. Davoli
                                          Sam Nunn

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lin Ja Hong is the President of Internet Security Systems KK, our Japanese subsidiary. In December 2000, the Compensation Committee of the Board of Directors approved the grant to Mr. Lin of options to purchase shares equal to 1.55% of the outstanding shares in such subsidiary and the sale to Mr. Lin of 2% of the outstanding stock of such subsidiary. The option exercise price and stock purchase price were determined based upon a fair market value appraisal. The grants and issuances occurred on or about February 28, 2001. Mr. Lin paid $942,250 of the $1,542,250 purchase price for the purchased shares upon the closing of the sale and has signed a promissory note for the remainder. The note is due May 30, 2001 and bears interest at the annual rate of 8%.

     All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of our Board, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of our Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons, and (ii) the written representations received from such persons, we believe that all reporting requirements under Section 16(a) for the fiscal year were met in a timely manner, except as follows: Mr. Costanza failed to timely file his report on Form 3 upon becoming an executive officer, Messrs. Alex Bogaerts and David Strohm each failed to timely report one transaction on Form 4, and Mr. Kevin O'Connor failed to timely report two transactions on Form 4. Mr. Costanza's initial report on Form 3 was subsequently filed, and reports for Messrs. Bogaerts', Strohm's and O'Connor's transactions were subsequently reported on Forms 5.

ANNUAL REPORT AND FORM 10-K

     A copy of our Annual Report to Stockholders for the 2000 fiscal year is being mailed with this Notice of Annual Stockholders Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. The Annual Report to Stockholders includes our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2001.

THE BOARD OF DIRECTORS OF INTERNET SECURITY SYSTEMS, INC.
Dated: April 10, 2001

                                    ANNEX A

                        INTERNET SECURITY SYSTEMS, INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee of the board of directors of Internet Security Systems, Inc., a Delaware corporation. The committee will review and reassess the charter at least annually and obtain the approval of the board of directors. The committee will be appointed by the board and have at least three directors, each of whom is independent of management and the company. Members of the committee will be considered independent if, in the judgment of the board, they have no relationship that may interfere with the exercise of their independence from management and the company. All committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

     The audit committee will provide assistance to the board in fulfilling its oversight responsibility relating to the company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, the committee is responsible to maintain free and open communication between the committee, independent auditors, the internal auditors, if any, and management of the company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee the company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following will be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the company's stockholders. The committee will have the responsibility to evaluate and, where appropriate, recommend to the board replacement of the independent auditors. The committee will discuss with the auditors their independence from management and the company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee will review and recommend to the board the selection of the company's independent auditors.

     - The committee will discuss with the internal auditors, if any, and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee will discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee will meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee will review the interim financial statements with management and the independent auditors prior to releasing quarterly financial results and filing the company's Quarterly Report on Form 10-Q. Also, the committee will discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee will review with management and the independent auditors the financial statements to be included in the company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee will discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                        INTERNET SECURITY SYSTEMS, INC.

                                     PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 23, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the annual meeting to be held May 23, 2001 and appoints Richard Macchia and Maureen Richards, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Internet Security Systems, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at Internet Security Systems' corporate offices, located at 6303 Barfield Road, Atlanta, GA 30328, on May 23, 2001 at 10:00 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth on the front and reverse side of this card.

1. To elect two directors to serve for a three-year term ending in the year 2004 or until a successor is duly elected and qualified.

                             WITHHOLD AUTHORITY TO
DIRECTOR                FOR          VOTE
Robert E. Davoli        [ ]           [ ]
Christopher W. Klaus    [ ]           [ ]

2. To approve an amendment to the Restated 1995 Stock Incentive Plan to increase by 3,000,000 shares the number of shares available for issuance under the Plan, and to increase to 4% the annual automatic increase of shares available for issuance under the Plan, subject to an annual 2,600,000 share maximum.

             [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the annual meeting and upon other matters as may properly come before the annual meeting.

    This Proxy, when properly executed, will be voted as specified on the front and reverse side of this card. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE AMENDMENT TO THE PLAN.

                                                              Please print the name(s) appearing on each
                                                              share certificate(s) over which you have
                                                              voting authority:

                                                              ---------------------------------------
                                                              (Print name(s) on certificate)
                                                              Please sign your name:

                                                              ---------------------------------------

                                                              ---------------------------------------
                                                              (Authorized Signature(s))

                                                              ---------------------------------------

                                                              Dated:                                , 2001
                                                                      ---------------------------